Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
   CT Communications, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of CT Communications, Inc. of our report dated March 5, 1999 relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of CT Communications, Inc.







                                                    /s/ KPMG LLP
                                                        --------
Charlotte, North Carolina                               KPMG LLP
April 29, 1999